Exhibit 99.1

LifeMDTM Completes $15M Debt Financing

Financing significantly bolsters liquidity position to support continued investment in growth of telehealth business

NEW YORK, June 3, 2021 — LifeMD, Inc. (“the Company”) (NASDAQ: LFMD), a leading direct-to-patient telehealth company, announced today that it has successfully closed a $15 million debt financing with B. Riley Principal Investments.

-	Additional liquidity significantly strengthens balance sheet and supports the company’s aggressive growth plan through 2022

-	Transaction represents the completion of LifeMD’s first debt financing

“We are very pleased to have completed this debt transaction with B. Riley Principal Investments. We believe this transaction is a strong validation of LifeMD’s telehealth platform and our continued investment in growth,” noted Marc Benathen, CFO of LifeMD. “As we noted previously, our management team has remained very focused on bolstering our balance sheet to support our aggressive growth strategy and pathway to profitability while doing so with the best interests of our shareholders in mind. By completing this debt financing, LifeMD not only enhances the cash on the balance sheet but forms a key partnership with a tremendous institution with strong capital markets capabilities and deep relationships in the space.”

“B Riley’s Principal Investment team uses the firm’s proprietary capital to make direct investments in companies with proven platform technologies with significant near-term growth potential,” noted Bryant Riley, Chairman and CEO of B. Riley. “We believe that LifeMD fits this profile and we are committed to leveraging the full power of our banking platform and network to support the growth of LifeMD.”

For more detailed information related to the terms of the debt financing please see LifeMD’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 3, 2021.

About LifeMD

LifeMD, Inc. is a rapidly growing direct-to-patient, telehealth company, offering cash-pay virtual medical care across all 50 states. LifeMD’s telemedicine platform enables virtual access to affordable and convenient medical treatment from licensed providers and, when appropriate, prescription medications and over-the-counter products delivered directly to the patient’s home. To learn more, visit www.LifeMD.com.

Cautionary Note Regarding Forward Looking Statements

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things our plans, strategies and prospects—both business and financial. While we believe that our plans, intentions, and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions, or expectations. Forward-looking statements are inherently subject to risks, uncertainties, and assumptions. Many of the forward-looking statements contained in this news release may be identified by the use of forward-looking words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” and “potential,” among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and those set forth in reports or documents that we file from time to time with the United States Securities and Exchange Commission. All forward-looking statements attributable to LifeMD, Inc. or a person acting on its behalf are expressly qualified in their entirety by this cautionary language.

Company Contact

LifeMD, Inc.

Marc Benathen, CFO

Email Contact

Investor Relations Contact

Ashley Robinson

LifeSci Advisors, LLC

arr@lifesciadvisors.com